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Exhibit 10.44

SECOND AMENDMENT TO CONTRIBUTION AND EXCHANGE AGREEMENT

        THIS SECOND AMENDMENT TO CONTRIBUTION AND EXCHANGE AGREEMENT (the "Second Amendment") is made as of June 27, 2000 between RMC Development Company, LLC f/k/a Robert Martin Company, LLC, Robert Martin-Eastview North Company, L.P. and Mack-Cali Realty, L.P. ("MCRLP", f/k/a Cali Realty, L.P.) and Mack-Cali Realty Corporation ("MCRC", f/k/a Cali Realty Corporation).

        WHEREAS, the parties hereto have entered into that certain Contribution and Exchange Agreement dated as of January 24, 1997 as amended by Consent and Waiver Agreement dated September    , 1997 (collectively the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement pursuant to this Second Amendment with regard to certain terms as more fully set forth below.

        NOW THEREFORE, in consideration of Ten Dollars in hand paid and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

1)
All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

2)
Notwithstanding anything in Section 27 of the Agreement to the contrary:

        1.1.1    Restrictions on Sale or Refinancing of the Property.    MCRC and MCRLP and their Subsidiaries and affiliates (including, without limitation, any Permitted Assignee) may not dispose of or distribute any of the real properties listed on Schedule A hereto (each a "Property" and collectively, the "Properties") prior to the dates (for each Property, the "Restricted Period") determined from Schedule A with respect to each Property (which Schedule provides for an average Restricted Period of approximately five (5) years following June 27, 2000) without the express written consent of Martin S. Berger (the "RM Representative") (or, if he shall not be alive, his successor selected by a majority of the remaining parties who received limited partnership interests ("Units") in MCRLP pursuant to the Agreement (the "Robert Martin Unit Holders")) except (i) in connection with a tax-free transaction which does not result in recognition of any Built-in Gain (as defined below) by any Robert Martin Unit Holders listed on Schedule B hereto (each a "RM Holder" and collectively, the "RM Holders"); (ii) in the event a taxable sale or disposition of any of the Properties would not result in recognition of any Built-in Gain; (iii) in case of a disposition that is otherwise in compliance with the provisions of Section 1.1.1 through Section 1.1.9 hereof; (iv) if MCRC or MCRLP promptly pays to the RM Holders an amount equal to the sum of (A) the federal, state, and local income taxes payable by the RM Holders resulting from the recognition of any Built-in Gain triggered by such sale or disposition and (B) an additional payment in an amount equal to the amount such that after payment by the RM Holders of all taxes (including interest or penalties) on amounts received under Section 1.1.1 (iv)(A) and this Section 1.1.1 (iv)(B) the RM Holders retain an amount equal to the amount described in Section 1.1.1 (iv)(A); or (v) a disposition of any Property which is subject to an option to purchase by a RM Holder to such RM Holder. For purposes of calculating the amounts payable pursuant to clause (iv) of this Section 1.1.1, the amount of taxes payable by a RM Holder shall be calculated by assuming a tax rate equal to the highest combined marginal rate of federal, state and local tax applicable to an individual in the jurisdiction in which such RM Holder is a taxpayer (and if such taxpayer, either directly or indirectly, is subject to tax in more than one state or local jurisdiction, the state or local tax rate to be used in the foregoing combined marginal rate shall be the highest rate of tax in such jurisdiction), and by assuming that such individual has no tax attributes that would otherwise reduce such tax payments. For purposes of this Agreement, the term "Built-in Gain" for any Property shall mean the excess, if any, of the fair market value of such Property on the date such

Property was contributed to MCRLP or its predecessor entity (as set forth in Schedule 27.4 of the Agreement) over such Property's adjusted tax basis for federal income tax purposes on such date. The RM Holders agree to cooperate with MCRC and MCRLP and their independent certified public accountants regarding the calculation of the amount of actual Built-in Gain attributable to any Property recognized upon any transfer. In the event a Property is sold with the consent of Martin S. Berger or the RM Representative prior to the expiration of the Restricted Period determined from Schedule A for such Property, then the Restricted Period for other Property or Properties (determined from Schedule A and designated by Martin S. Berger or the RM Representative) having an Allocated Property Value approximately equal to the Allocated Property Value of the first Property being sold shall be extended for a time period equal to the period from the date on which the sale of such Property closes to the end of the Restricted Period for such Property.

        1.1.2.    During the Restricted Period, MCRC and MCRLP and their Subsidiaries and affiliates (including, without limitation, any Permitted Assignee), may dispose of any of the Properties at any time in connection with (i) the sale of all or substantially all of the properties owned by MCRLP under such terms and conditions which the Board of Directors of MCRC ("Board"), in its sole judgment, determines to be in the best interests of MCRC and its public stockholders, or (ii) a sale (including without limitation a transfer to a secured lender in lieu of foreclosure) which the Board, in its sole judgment, determines is reasonably necessary (1) to satisfy any material monetary default on any unsecured debt, judgment or liability of MCRC, MCRLP or any Subsidiary or Permitted Assignee when they become due (at maturity or otherwise) or (2) to cure or satisfy any material monetary default on any mortgage secured by a Property; provided, however, that no such sales will be made under clause (ii) unless MCRLP is unable to settle or refinance any such debts, judgments or liabilities, or cure or satisfy any such defaults, after making commercially reasonable efforts to do so under then prevailing market conditions. In the event the Board, after MCRLP has made the commercially reasonable efforts described in the preceding sentence, in its sole judgment, determines that it is reasonably necessary to dispose of any of the Properties to satisfy a material monetary default on any unsecured debt, judgment or liability of MCRLP when it becomes due (at maturity or otherwise), MCRLP covenants and agrees that it shall treat all of its properties proportionately, including the Properties, in its determination of what properties to dispose of to satisfy such material debt, judgment or liability and shall use commercially reasonable efforts to minimize any adverse tax consequences to holders of the Units, including the RM Holders, the holders of Units originating from the initial public offering of Cali Realty Corporation on August 31, 1994 (the "Cali Holders") and the holders of Units (the "Mack Group Holders") originating from that certain Contribution and Exchange Agreement among The MK Contributors, the MK Entities, The Patriot Contributors, The Patriot Entities, Patriot American Management And Leasing Corp., Cali Realty, L.P. and Cali Realty Corporation dated September 18, 1997 (the "Mack Contribution and Exchange Agreement"). Such proportionate treatment shall mean that the ratio of the unencumbered fair market value of the Properties that are sold over the unencumbered fair market value of the total amount of property that are sold shall be no greater than the ratio of the unencumbered fair market value of the total Properties over the unencumbered fair market value of the total properties owned by MCRLP, MCRC and their Subsidiaries. In the case of any disposition of any of the Properties pursuant to this Section 1.1.2, the RM Holders may attempt to obtain title to the Properties in question so long as any equity in the Properties which MCRLP may otherwise be seeking to preserve is not lost or jeopardized. Moreover, in the event of an anticipated transfer of any of the Properties to a secured lender in lieu of foreclosure or foreclosure, MCRLP shall use commercially reasonable efforts to provide the RM Holders the right to (a) cure the default including the right to loan MCRLP the funds necessary to cure the default on an unsecured basis, as well as the right to loan such funds to MCRLP and to receive security for any such loan from MCRLP (or its appropriate affiliate) in the form of a second mortgage secured solely by such Property (but only if the lender or lenders holding any prior mortgage or mortgages on the relevant Property expressly consent in writing to the grant of the second mortgage, provided that neither such loan, whether secured or unsecured by the RM Holders nor the granting of any such second mortgage to such holders violates any covenant in any loan agreement of MCRLP, MCRC or any of their affiliates); (b) acquire, for one Unit (if the value of a Unit at the time of such acquisition is not more than one thousand ($1,000.00) dollars or, if so, then for a fraction of a Unit, such fraction's value being equal to one thousand ($1,000.00) dollars), such Property from MCRLP subject to the debt or liability; or (c) permit the RM Holders to exercise MCRLP's right of redemption with respect to such Property; provided, however, that MCRLP shall not have any obligation to grant the RM Holders the rights described in clauses (a) and/or (b) of this sentence until the RM Holders (whose financial position and resources as determined by MCRLP using commercially reasonable standards to be satisfactory for the purpose of acting as indemnitors pursuant to this provision) have agreed with MCRLP in writing to indemnify and hold harmless MCRLP, MCRC and their Subsidiaries and affiliates from and against all costs (including reasonable attorneys fees), expenses, taxes (including without limitation any deed, mortgage or real estate transfer taxes), claims, judgments, liabilities or damages incurred or arising from or in connection with or attributable to or resulting from the grant or exercise of such rights, or the acquisition of such Property by the RM Holders, but only to the extent such costs would not have been incurred otherwise.

        1.1.3    After the expiration of the Restricted Period with respect to each Property, MCRC and MCRLP may dispose of any of the Properties at any time; provided, however, that, MCRC and MCRLP and their Subsidiaries shall use commercially reasonable efforts to prevent any such sale, transfer or other disposition of the Properties, or any distribution of the Properties which is treated as a taxable disposition, from resulting in the recognition of Built-in Gain by the RM Holders, and provided further that the RM Holders shall have a right of first offer as set forth in Section 1.1.4 below.

        1.1.4    In the event MCRLP desires to sell or otherwise desires to dispose of, or receives an offer to purchase any of, the Properties pursuant to Sections 1.1.2 or 1.1.3 above, MCRLP shall give notice (the "Offering Notice") thereof to the RM Holders. The Offering Notice shall specify the nature of the sale, and the consideration and other terms upon which it intends to undertake such sale. Within thirty (30) days thereafter, the RM Holders may elect, by notice to MCRLP, to purchase the Property which is the subject of the Offering Notice. If the RM Holders elect to so purchase, then such purchase shall be consummated on the terms and conditions set forth in the Offering Notice; provided, however, to the extent that the Property in question is then subject to separately allocated debt and the lender thereof consents to the RM Holders assuming such debt, or acquiring such Property subject to such debt, at no cost, expense or liability to MCRLP (or if there is any such cost, liability or expense, the RM Holders shall have reimbursed MCRLP for all such costs, liabilities or expenses and agreed in writing with MCRLP to indemnify and hold harmless MCRLP from and against any additional costs, liabilities or expenses arising from or in connection with or attributable to (i) such assumption, (ii) the acquisition of the Property subject to such debt or (iii) the payment of any such costs, liabilities or expenses, but only to the extent such costs would not have been incurred otherwise), MCRLP will convey the Property subject to such debt. The RM Holders may use their Units as currency, in whole or in part, in connection with the purchase of any of the Property from MCRLP pursuant to this Section 1.1.4. In addition, as part of a transfer of any Property pursuant to Sections 1.1.2 (ii)(1) or (2), if the RM Holders can cause the third party which is otherwise to obtain title to any Property to accept Units, in whole or in part, in lieu of obtaining title to such Property, the RM Holders shall have the right to do so provided that such third party agrees to be bound by all of the terms and conditions of the OP Agreement and performs in accordance therewith, including, without limitation, performing the requirements pertaining to a transfer of Units (other than the need to obtain the consent of the general partner of MCRLP, which consent is hereby deemed to be given); in such event, title to the Property which would otherwise have been transferred to such third party shall be transferred to the RM Holders. If within the thirty (30) day period during which the RM Holders have the right to elect to purchase the Property for sale under the Offering Notice, the RM Holders do not make the election or fail to respond to the Offering Notice, then MCRLP may undertake to sell such Property on such terms and conditions as it shall elect; provided, however, that the sale of any of the Property to which this Section 1.1.4 applies shall not be consummated at less than 95% of the price as specified in the Offering Notice unless MCRLP again offers the Property to the RM Holders upon such more favorable terms and conditions (in which case the thirty (30) day period described above shall be reduced to ten (10)). If the RM Holders notify MCRLP of their intention not to purchase the Property as set forth in the revised Offering Notice, then MCRLP may consummate the sale at any time thereafter, provided that such sale shall not be consummated at less than 95% of the price specified in the revised Offering Notice unless MCRLP again complies with the provisions of this Section 1.1.4.

        1.1.5    In the event that the RM Holders elect to purchase Property pursuant to Section 1.1.4, MCRLP agrees to cooperate with the RM Holders, at no cost, expense or liability to MCRLP, to cause debt to be placed on the Property immediately prior to the closing of the conveyance of said Property, provided that (i) the RM Holders arrange for such debt at their sole cost and expense, (ii) the RM Holders are unconditionally prepared to close such conveyance immediately after said closing of the loans, (iii) the RM Holders agree to assume the debt and thereafter assume same at the closing and (iv) MCRLP is released of all liability thereunder immediately following the closing of the conveyance of the Property.

        1.1.6    In order to allow the RM Holders to defer the recognition of gain for federal income tax purposes resulting from the contribution of property to MCRLP, MCRLP and its affiliates will continue to permit the members of the RM Holders to guarantee, or indemnify MCRLP or MCRC for the bottom portion (i.e. the least risky portion) of the debt of MCRLP in the aggregate amount of up to $184,000,000 (the "RM Debt Amount") in the same manner as currently provided to and pari passu with the Mack Group Holders and the Cali Holders. Subject to Section 1.1.7 below, MCRC, MCRLP and their affiliates agree to maintain at all times an amount of liabilities equal to the RM Debt Amount solely for the RM Holders to guarantee (or indemnify MCRC or MCLRP for). MCRLP and MCRC agree to take any and all action necessary so that the execution of each guarantee or indemnity by the RM Holders results in basis for such RM Holders for federal income tax purposes.

        1.1.7    In the event that any RM Holder (i) obtains a tax-free step-up in the basis of his, her or its Units for federal income tax purposes (e.g., upon the death of a RM Holder); (ii) sells, transfers or otherwise disposes of his, her or its Units in a taxable transaction; (iii) receives a "tax" payment from MCRLP or MCRC in the amount described in Section 1.1.1 hereof in reimbursement of taxes triggered to such RM Holder as a result of the sale, transfer or other disposition of property contributed by such RM Holder, or (iv) receives an allocation under Treas. Reg. Section 1.704-3(b) using the "traditional method" without curative allocation that reduces the amount of any Built-in Gain (as defined in Section 1.1.1 hereof), then the RM Debt Amount shall be commensurately reduced.

        1.1.8    Additional Defined Terms.    For the purposes of Section 1.1.1 through 1.1.9 the following terms shall have the meanings set forth herein:

    (i)
    "Allocated Property Value" means the Fair Market Value of each Property when contributed to MCRLP as shown on Schedule 27.4 to the Agreement.

        1.1.9    The provisions of Section 1.1.1 through 1.1.8 shall supersede the provisions of any other agreement between or among MCRC, MCRLP and the RM Holders with respect to any rights of any RM Holder and/or the RM Holders which relate to the matters contained in this Section 1.1.1 through 1.1.8, including, in particular, Section 27 of the Agreement, except to the extent that provisions of such agreements are used herein.

3)
This Second Amendment constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties, and, except as modified herein, the Contribution and Exchange Agreement shall remain in full force and effect. This Second Amendment shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in the Second Amendment express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Second Amendment.

4)
This Second Amendment can not be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

5)
The caption headings in this Second Amendment are for convenience only and are not intended to be part of this Second Amendment and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

6)
If any term, covenant or condition of this Second Amendment is held to be invalid, illegal or unenforceable in any respect, this Second Amendment shall be construed without such provision.

7)
This Second Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Second Amendment may be executed by the parties hereto in counterparts, all of which together shall constitute a single agreement.

8)
All of the Schedules and Exhibits annexed hereto are, by this reference, incorporated herein.

9)
Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

MACK-CALI REALTY, L.P.
By:	Mack-Cali Realty Corporation, Its general partner
BY:	/s/ ROGER W. THOMAS
Roger W. Thomas, Executive Vice President and General Counsel
MACK-CALI REALTY CORPORATION
BY:	/s/ ROGER W. THOMAS
Roger W. Thomas, Executive Vice President and General Counsel
RMC DEVELOPMENT COMPANY, LLC
BY:	/s/ MARTIN BERGER
Martin Berger, Manager
ROBERT MARTIN-EASTVIEW NORTH COMPANY, L.P.
BY:	RMC DEVELOPMENT COMPANY, LLC
BY:	/s/ MARTIN BERGER
Martin Berger, Manager

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  Exhibit 10.44
SECOND AMENDMENT TO CONTRIBUTION AND EXCHANGE AGREEMENT